MIDDLESEX WATER COMPANY ANNOUNCES

SECOND QUARTER 2017 FINANCIAL RESULTS

ISELIN, N.J., (August 1, 2017) -- Middlesex Water Company (the “Company” or “Middlesex”), (Nasdaq:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, today announced operating results for the quarter ended June 30, 2017.

Second Quarter Operating Results

Consolidated operating revenues for the three months ended June 30, 2017 increased $0.3 million to $33.0 million from the same period in 2016. Net income decreased $0.5 million to $5.4 million from the comparable period in 2016.   Basic and diluted earnings per share were $0.33 for the quarter ended June 30, 2017, down from $0.36 for the same period in 2016.

Operating revenues in our Delaware regulated water utility, Tidewater Utilities, Inc. (“Tidewater”), increased $0.5 million due to the addition of new customers. This was offset by a $0.2 million decrease in operating revenues in the Company’s Middlesex System in New Jersey as a result of lower water usage across all customer categories.

Operation and maintenance expenses for the second quarter increased $0.9 million to $16.7 million from the same period in 2016. Higher water production costs of $0.5 million in the Middlesex System in New Jersey were due to a rate increase in water treatment residuals disposal costs from the local municipal wastewater utility and lower raw water quality. Labor costs increased $0.3 million due to higher average labor rates and additional employees required to address regulatory needs.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “Water usage remained moderate through the second quarter and we were able to capably meet the needs of customers as hotter weather took hold by mid-summer. Through our Water for Tomorrow® initiative, our crews continue to make various strategic improvements in our water distribution infrastructure. As we seek recovery of those prudent investments, we are closely monitoring our revenues and costs to determine the timing and need for rate filings in our New Jersey and Delaware regulated utilities,” added Doll.

Six Month Operating Results

Consolidated operating revenues for the six months ended June 30, 2017 were $63.1 million, a decrease of $0.2 million from the same period in 2016, due mostly to lower water usage in the Middlesex System in New Jersey, offset by increased revenues from additional new customers in our Tidewater System in Delaware. For the six months ended June 30, 2017, basic and diluted earnings per share were $0.60 and $0.59 respectively, as compared to $0.65 for basic and diluted earnings per share for the same period in 2016.

Quarterly Dividend Declared

The Company’s Board of Directors declared a quarterly cash dividend of $0.21125 per share, payable September 1, 2017 to common shareholders as of August 11, 2017. Middlesex has paid cash dividends continually since 1912 and has increased its annual dividend rate for 44 consecutive years. Information about Middlesex’s Direct Share Purchase and Sale and Dividend Reinvestment Plan can be found on our website.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water and wastewater utility, serving customers in central and southern New Jersey, Delaware and Pennsylvania.  For additional information regarding Middlesex Water Company or its Direct Share Purchase and Sale and Dividend Reinvestment Plan, visit http://investors.middlesexwater.com or call (732) 638-7549.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company,

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

 (Unaudited)

 (In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Operating Revenues	$33,014	$32,725	$63,145	$63,304

Operating Expenses:
Operations and Maintenance	16,651	15,789	32,385	31,617
Depreciation	3,385	3,180	6,693	6,317
Other Taxes	3,415	3,428	6,724	6,740

Total Operating Expenses	23,451	22,397	45,802	44,674

Operating Income	9,563	10,328	17,343	18,630

Other Income (Expense):
Allowance for Funds Used During Construction	180	119	299	180
Other Income	47	25	53	73
Other Expense	(22)	(7)	(27)	(26)

Total Other Income, net	205	137	325	227

Interest Charges	1,469	1,436	2,472	2,413

Income before Income Taxes	8,299	9,029	15,196	16,444

Income Taxes	2,918	3,110	5,374	5,735

Net Income	5,381	5,919	9,822	10,709

Preferred Stock Dividend Requirements	36	36	72	72

Earnings Applicable to Common Stock	$5,345	$5,883	$9,750	$10,637

Earnings per share of Common Stock:
Basic	$0.33	$0.36	$0.60	$0.65
Diluted	$0.33	$0.36	$0.59	$0.65

Average Number of
Common Shares Outstanding :
Basic	16,332	16,271	16,316	16,252
Diluted	16,488	16,427	16,472	16,408

Cash Dividends Paid per Common Share	$0.2113	$0.1988	$0.4225	$0.3975